Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASE OF 8.04%

FOR THE FIRST SIX MONTHS OF 2006 COMPARED TO 2005

Newport, New Hampshire – July 14, 2006– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the six months ended June 30, 2006 of $2,757,917, or $0.64 per share (assuming dilution) compared to $2,552,710, or $0.59 per share (assuming dilution) for the first six months of 2005, an increase of 8.04%. For the second quarter ended June 30, 2006, net income totaled $1,387,204, or $.32 per share (assuming dilution) compared to $1,295,631, or $.30 per share (assuming dilution) for the same period in 2005, an increase of 7.07%. The Company’s returns on average assets and equity for the six months ended June 30, 2006 were 0.85% and 12.50%, respectively, compared to 0.84% and 11.50%, respectively, for the same period in 2005.

The after-tax increase in net income in the amount of $205,207 for the six months ended June 30, 2006 reflects an increase in the amount of $1,061,073 in noninterest income, primarily due to increases in customer service fees and gains on the sales of loans. This increase was offset by a decrease in net interest and dividend income in the amount of $97,565 and increases in total operating expenses in the amount of $851,8389 For the second quarter ended June 30, 2006, the after-tax increase in net income in the amount of $91,573 reflects a $561,849 increase in noninterest income, primarily due to increases in customer service fees and gains on the sales of loans. This increase was offset by a decrease in net interest and dividend income in the amount of $150,489 and increases in total operating expenses in the amount of $385,890.

Sharp increases in short-term interest rates reduced the Bank’s interest rate margin to 3.29% at June 30, 2006, as compared to 3.64% at June 30, 2005. Total loan production for the six months ended June 30, 2006 was $103,954,444, compared to $110,313,435 for the same period ended June 30, 2005.

Total assets amounted to $670,965,558 at June 30, 2006, compared to $628,312,719 at June 30, 2005. Loans held in portfolio increased by $48,208,395, to $492,042,208, or 10.86%, from $443,833,813 at June 30, 2005. Total deposits increased by $4,333,758, or 0.97%, to $451,125,008 at June 30, 2006 from $446,791,250 at June 30, 2005. Advances from the Federal Home Loan Bank (FHLB) increased by $45,000,000 from June 30, 2005, to $140,000,000 at June 30, 2006, as the Bank utilized the proceeds from the FHLB advances to fund loan demand.

Shareholders’ equity of $46,962,297 at June 30, 2006 resulted in a book value of $11.14 per share, based on 4,214,980 shares of common stock outstanding, an increase of $0.30 per share from a year ago. As previously announced, NHTB’s quarterly dividend increased by $.005, or 4.00%, to $.13 per share payable on July 31, 2006 to shareholders of record as of July 24, 2006.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Six Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Interest and Dividend Income	$8,215,249	$6,981,264	$16,182,751	$13,677,747
Interest Expense	3,481,288	2,096,814	6,480,177	3,877,608
Net Interest and Dividend Income	4,733,961	4,884,450	9,702,574	9,800,139
Provision for Loan Losses	68,500	—	108,776	—
Noninterest Income	1,444,097	882,248	2,722,270	1,661,197
Noninterest Expense	4,095,835	3,709,945	8,212,203	7,360,364
Net Income	1,387,204	1,295,631	2,757,917	2,552,710
Earnings Per Common Share, basic (1)	$0.33	$0.31	$0.65	$0.61
Earnings Per Common Share, assuming dilution (1) (2)	$0.32	$0.30	$0.64	$0.59
Dividends Declared (1)	$0.13	$0.13	$0.25	$0.25

	As of 6/30/06	As of 6/30/05
Total Assets	$670,965,558	$628,312,719
Loans receivable, net	492,042,208	443,833,813
Securities	106,750,017	123,725,986
Total Deposits	451,125,008	446,791,250
Federal Home Loan Bank Advances	140,000,000	95,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	46,962,297	45,379,612
Book Value of Shares Outstanding	11.14	10.84
Tier I Core Capital to Assets	8.04%	7.96%
Shares Outstanding	4,214,980	4,194,980
Return on Average Assets	0.85%	0.84%
Return on Average Equity	12.50%	11.50%
Non-performing Assets as a % of Total Assets	0.08%	0.02%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.